EXHIBIT 23.1

PricewaterhouseCoopers Chartered Accountants Dorchester House 7 Church Street Hamilton HM 11 Bermuda Telephone +1 (441) 295 2000 Facsimile +1 (441) 295 1242 www.pwc.com/bermuda

March 28, 2008

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Amendment No. 2 to Form S-1 of our report dated March 28, 2008 relating to the financial statements and financial statement schedules of Maiden Holdings, Ltd., which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Chartered Accountants

A list of partners can be obtained from the above address
PricewaterhouseCoopers refers to the members of the worldwide PricewaterhouseCoopers organisation